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                                                                                                                   Page 1 of 2

                                     GENERAL PUBLIC UTILITIES CORPORATION AND SUBSIDIARY COMPANIES
                              STATEMENT SHOWING COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS OF SUBSIDIARIES BASED ON SEC REGULATION S-K, ITEM 503
                                                             (In Thousands)
                                                                     Twelve Months Ended
                             December 31,   December 31,   December 31, December 31,    December 31,     March 31,        March 31,
                                 1991           1992           1993         1994            1995           1996             1996
                                                                                                         (actual)     (as adjusted)
 OPERATING REVENUES          $3,371,599     $3,434,153     $3,596,090   $3,649,516      $3,804,656     $3,913,618     $3,913,618

 OPERATING EXPENSES           2,841,356      2,821,710      2,868,135    3,008,944       3,070,150      3,127,255      3,129,880
   Interest portion
     of rentals (A)              29,248         28,374         25,536       24,655          27,362         27,182         27,182
   Interest on funded
     indebtedness and
     other interest of
     service company
     subsidiaries (B)             5,785          4,366          4,204        3,637           3,666          3,632          3,632
      Net expense             2,806,323      2,788,970      2,838,395    2,980,652       3,039,122      3,096,441      3,099,066

 OTHER INCOME:
   Allowance for funds
     used during
     construction                14,409         12,580          9,936       11,827          14,671         14,449         14,449
   Other income/
     (expense), net              41,433         30,503         (7,579)    (152,236)        216,110        227,219        227,219
   Interest on funded
     indebtedness and
     other interest of
     EI Group (C)                     3              9              4           15           2,133          4,017          4,017
      Total other income         55,845         43,092          2,361     (140,394)        232,914        245,685        245,685

 EARNINGS AVAILABLE FOR FIXED
   CHARGES AND PREFERRED
   STOCK DIVIDENDS
   (excluding taxes
   based on income)          $  621,121     $  688,275     $  760,056   $  528,470      $  998,448     $1,062,862     $1,060,237

 FIXED CHARGES:
   Interest on funded
     indebtedness            $  171,321     $  178,176     $  191,142   $  186,259      $  192,904     $  196,089     $  218,439
   Other interest                35,961         19,604         21,525       47,498 (D)      56,396 (D)     56,694 (D)     56,694(D)
   Interest portion
     of rentals (A)              29,248         28,374         25,536       24,655          27,362         27,182         27,182
      Total fixed charges    $  236,530     $  226,154     $  238,203   $  258,412      $  276,662     $  279,965        302,315

 RATIO OF EARNINGS TO
   FIXED CHARGES                   2.63           3.04           3.19         2.05            3.61           3.80           3.51

 Preferred stock dividend
   requirement                   35,918         36,557         28,757       20,692          16,945         16,832         16,832
 Ratio of income before
   provision for income
   taxes to net income (E)        151.7%         160.4%         160.9%       146.5%          157.9%         159.9%         159.5%
 Preferred stock dividend
   requirement on a pretax
   basis                         54,488         58,637         46,270       30,314          26,756         26,914         26,847
 Fixed charges, as above        236,530        226,154        238,203      258,412         276,662        279,965        302,315
        Total fixed charges
          and preferred
          stock dividends    $  291,018     $  284,791     $  284,473   $  288,726      $  303,418     $  306,879     $  329,162

 RATIO OF EARNINGS TO
   COMBINED FIXED CHARGES
   AND PREFERRED STOCK
   DIVIDENDS                       2.13           2.42           2.67         1.83            3.29           3.46           3.22

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                                                                  Exhibit 12-A
                                                                  Page 2 of 2


          GENERAL PUBLIC UTILITIES CORPORATION AND SUBSIDIARY COMPANIES STATEMENT SHOWING COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED STOCK DIVIDENDS OF SUBSIDIARIES
                      BASED ON SEC REGULATION S-K,ITEM 503
                                 (In Thousands)






 NOTES:


 (A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

 (B) Represents fixed charges of GPU Service Corporation and GPU Nuclear Corporation, which are accounted for as Operating Expenses in the Company's consolidated income statement.

 (C) Represents fixed charges of the EI Group, which are accounted for as Other Income and Deductions in the Company's consolidated income statement.

 (D) Includes dividends on subsidiary-obligated mandatorily redeemable preferred securities of $24,816 and $7,692 for the years 1995 and 1994, respectively, and $27,491 for the twelve months ended March 31, 1996 (actual and as adjusted).

 (E) Represents income before provision for income taxes, preferred stock dividends and cumulative effect of accounting change divided by income before preferred stock dividends and cumulative effect of accounting change as follows:
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                                                           Twelve Months Ended
                             December 31,   December 31,   December 31, December 31,    December 31,     March 31,       March 31,
                                 1991           1992           1993         1994            1995           1996            1996
                                                                                                         (actual)      (as adjusted)
 Income before provision
 for income taxes,
 preferred stock dividends
 and cumulative effect of
 accounting change   $384,591                 $462,121       $521,853     $270,058        $721,786        $782,897       $757,922

 Income before preferred
 stock dividends and
 cumulative effect of
 accounting change    253,562                  288,193        324,430      184,380         457,080         489,723        475,089
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